Exhibit-23.D

TIAA Real Estate Account
c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York, 10017-3206

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2008 with respect to the statement of revenues and certain expenses of Calabash I – Fontana, California and Haven Distribution Center – Rancho Cucamonga, California for the year ended December 31, 2007, in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account.

Aarons Grant & Habif, LLC
April 28, 2009